                                                                      EXHIBIT 12

                              WOOLWORTH CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (dollars in millions)

                                                            Fiscal     Fiscal     Fiscal     Fiscal     Fiscal
                                                Quarter     Year       Year       Year       Year       Year
                                                ended       ended      ended      ended      ended      ended
                                                Apr. 27,    Jan. 27,   Jan. 28,   Jan. 29,   Jan. 30,   Jan. 25,
                                                1996        1996       1995       1994       1993       1992
                                                --------    --------   --------   --------   --------   --------
NET EARNINGS
Net Income (loss)                              $ (22)       $(164)     $  47      $(495)      $280       $ (53)

Income taxes                                     (15)         (69)        49       (303)       157         (30)

Interest expense, excluding capitalized
  interest                                        21          124        110         86         94          99

Portion of rents deemed representative
 of the interest factor (1/3)                     56          224        211        210        199         192
                                               -----        -----      -----      -----       ----       -----

                                               $  40        $ 115      $ 417      $(502)      $730       $ 208
                                               =====        =====      =====      =====       ====       =====



FIXED CHARGES
Gross interest expense                         $  21        $ 124      $ 111      $  86       $ 94       $  99

Portion of rents deemed representative
 of the interest factor (1/3)                     56          224        211        210        199         192
                                               -----        -----      -----      -----       ----       -----
                                               $  77        $ 348      $ 322      $ 296       $293       $ 291
                                               =====        =====      =====      =====       ====       =====

RATIO OF EARNINGS TO FIXED
  CHARGES                                         .5           .3        1.3       --          2.5          .7
                                               =====        =====      =====      =====       ====       =====


Earnings were not adequate to cover fixed charges by $37 million for the thirteen weeks ended April 27, 1996. Earnings were also not adequate to cover fixed charges by $233 million, $798 million and $83 million for the fiscal years ended January 27, 1996, January 29, 1994 and January 25, 1992, respectively.